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                                                                    EXHIBIT 3.39

                CERTIFICATE OF LIMITED PARTNERSHIP OF RANGAIRE LP

      This Certificate of Limited Partnership of Rangaire LP (the
"Partnership"), dated December 20, 1996, is being duly executed and filed by Rangaire GP, Inc., as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

      1. Name. The name of the limited partnership formed hereby is Rangaire LP.

      2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware.

      3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805.

      4. General Partner. The name and the business address of the general partner of the Partnership is Rangaire GP, Inc. c/o Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.

      5. Effective Date. The effective date of this certificate shall be January 1, 1997.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

                                               RANGAIRE GP, INC.

                                               By:/s/ Richard J. Harris
                                                  ------------------------------
                                               Its:
                                                      Richard J. Harris